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                                 EXHIBIT 13.3

                  Summarized Quarterly Financial Information

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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:

                                        First
          2002                         Quarter
                                    -------------
   Total interest income          $    3,442,323
   Total interest expense              1,273,474
   Net interest income                 2,168,849
   Provision for loan losses             150,000
   Investment Securities Gain             17,477
   Total other income                    229,059
   Total other expenses                1,420,298
   Income before income taxes            845,087
   Net income                            610,964
   Net income per share                      .40

                                        First          Second           Third          Fourth
          2001                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    3,780,886  $    3,790,938  $    3,672,678  $    3,527,709
   Total interest expense              1,792,532       1,675,215       1,592,311       1,362,009
   Net interest income                 1,988,354       2,115,723       2,080,367       2,165,700
   Provision for loan losses             141,000         141,000         141,000         150,000
   Investment Securities Gain              1,647           6,244              --               2
   Total other income                    205,944         243,005         257,633         227,535
   Total other expenses                1,216,328       1,376,815       1,302,088       1,429,237
   Income before income taxes            838,617         847,157         894,912         814,000
   Net income                            582,165         603,218         638,858         588,162
   Net income per share                      .38             .39             .42             .38

                                        First          Second           Third          Fourth
          2000                         Quarter         Quarter         Quarter         Quarter
                                    -------------   -------------   -------------   -------------
   Total interest income          $    3,497,338  $    3,652,438  $    3,830,686  $    3,888,939
   Total interest expense              1,592,567       1,717,471       1,880,663       1,964,826
   Net interest income                 1,904,771       1,934,967       1,950,023       1,924,113
   Provision for loan losses              97,500          97,500         100,500         141,000
   Investment Securities Gain             23,443              --              --               4
   Total other income                    207,183         191,360         231,450         226,688
   Total other expenses                1,227,411       1,204,469       1,204,439       1,179,994
   Income before income taxes            810,486         824,358         876,534         829,811
   Net income                            559,543         584,860         603,940         577,563
   Net income per share (1)                  .36             .38             .39             .38


   (1) Adjusted for the 2 percent common stock dividend to stockholders of record as of December 1, 2000.
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